Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Dynamic Strategies Fund, which is included in Post-Effective Amendment No. 105 to the Registration Statement No. 811-02105 on Form N-1A of Fidelity Fixed-Income Fund.

Deloitte & Touche LLP
Boston, Massachusetts
October 26, 2007